Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Overstock.com 401(k) Plan

We consent to the incorporation by reference in the registration statements (Nos. 333-203176, 333-184344, 333-160512, 333-203175, 333-123540, and 333-256179) on Form S-8 of our report dated June 17, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021, and the related notes of the Overstock.com 401(k) Plan.

/s/ WSRP, LLC

Salt Lake City, Utah
June 22, 2023